As filed with the Securities and Exchange Commission on July 28, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Capital One Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	54-1719854
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
1680 Capital One Drive
McLean, Virginia 22102
(Address of Principal Executive Offices) (Zip Code)
(703) 720-1000
(Registrant’s Telephone Number, Including Area Code)

Capital One Financial Corporation Amended and Restated 2002 Associate Stock Purchase Plan
(Full Title of the Plan)
John G. Finneran, Jr.
General Counsel & Corporate Secretary
1680 Capital One Drive
McLean, Virginia 22102
(Name and Address of Agent for Service)
(703) 720-1000
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	15,000,000	$87.43	$1,311,450,000	$151,997.06

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of the Registrant’s Common Stock as may become issuable to prevent dilution in the event of stock splits, stock dividends, or similar transactions pursuant to the terms of the Capital One Financial Corporation Amended and Restated 2002 Associate Stock Purchase Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on July 25, 2017.

NOTE
This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 by Capital One Financial Corporation (the “Company” or “Registrant”) for the purpose of registering an additional 15,000,000 shares of the Company's common stock, par value $0.01 per share (the “Common Stock”), which may be issued under the Capital One Financial Corporation Amended and Restated 2002 Associate Stock Purchase Plan (the “Plan”). In accordance with General Instruction E to Form S-8, the Company hereby incorporates herein by reference the original Form S-8 filed by the Company with respect to the Plan on October 10, 2002 (SEC File No. 333-100488) and the additional Form S-8 filed by the Company with respect to the Plan on May 30, 2008 (SEC File No. 333-151325), together with all exhibits filed therewith or incorporated therein by reference.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides for the indemnification of officers and directors of corporations in terms sufficiently broad enough to permit the indemnification of the officers and directors of the Company from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933 under certain circumstances. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.
Article XI of the Company’s Restated Certificate of Incorporation, as amended, and Section 6.6 of the Company’s Amended and Restated Bylaws, as amended (the “bylaws”), provide, in general, for mandatory indemnification of directors and officers to the extent permitted by law, against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of the Company itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or of a knowing violation of the criminal law.
As permitted by the DGCL, Article X of the Company’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL or decisional law, no director shall be personally liable to the Company or to its stockholders for monetary damages for breach of his fiduciary duty as a director. The effect of this provision in the Restated Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.
The bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was, a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise (including an employee benefit plan), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, to the fullest extent authorized by the DGCL, provided that the Company shall indemnify such person in connection with any such action, suit or proceeding initiated by such person only if authorized by the Board of Directors of the Company or brought to enforce certain indemnification rights.
The bylaws also provide that indemnification provided for in the bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any right of indemnification or protection provided under the bylaws shall not be adversely affected by any amendment, repeal, or modification of the bylaws; and that the Company may purchase and maintain insurance to protect itself and any such person against any such expenses, liability and loss, whether or not the Company would have the power to indemnify such person against such expenses, liability or loss under the DGCL or the bylaws.
In addition to the above, the Company may enter into one or more agreements with any person to provide for indemnification greater or different than that which is provided for in the Restated Certificate of Incorporation or the bylaws.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1
Restated Certificate of Incorporation of Capital One Financial Corporation, (as restated April 30, 2015) (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed on May 4, 2015).

4.2	Amended and Restated Bylaws of Capital One Financial Corporation, dated October 5, 2015 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed on October 5, 2015).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on signature page hereto).

99.1
Capital One Financial Corporation Amended and Restated 2002 Associate Stock Purchase Plan (incorporated by reference to the Proxy Statement for the 2017 Annual Stockholder Meeting of the Corporation, filed on March 21, 2017).

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on this 28th day of July, 2017.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ John G. Finneran, Jr.
John G. Finneran, Jr., Esq.
General Counsel and Corporate Secretary
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John G. Finneran, Jr. and Shahin Rezai, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard D. Fairbank	Chairman, Chief Executive Officer and President	July 28, 2017
Richard D. Fairbank	(Principal Executive Officer)

/s/ R. Scott Blackley	Chief Financial Officer (Principal Financial Officer)	July 28, 2017
R. Scott Blackley

/s/ Timothy Golden	Controller, (Principal Accounting Officer)	July 28, 2017
Timothy Golden

/s/ Ann Fritz Hackett	Director	July 28, 2017
Ann F. Hackett

/s/ Lewis Hay, III	Director	July 28, 2017
Lewis Hay, III

/s/ Benjamin P. Jenkins	Director	July 28, 2017
Benjamin P. Jenkins

/s/ Peter Thomas Killalea	Director	July 28, 2017
Peter Thomas Killalea

/s/ Pierre E. Leroy	Director	July 28, 2017
Pierre E. Leroy

/s/ Peter E. Raskind	Director	July 28, 2017
Peter E. Raskind

/s/ Mayo A. Shattuck, III	Director	July 28, 2017
Mayo A. Shattuck, III

/s/ Bradford H. Warner	Director	July 28, 2017
Bradford H. Warner

/s/ Catherine G. West	Director	July 28, 2017
Catherine G. West

Index to Exhibits

Exhibit No.	Exhibit Description

4.1
Restated Certificate of Incorporation of Capital One Financial Corporation, (as restated April 30, 2015) (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed on May 4, 2015).

4.2	Amended and Restated Bylaws of Capital One Financial Corporation, dated October 5, 2015 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed on October 5, 2015).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on signature page hereto).

99.1
Capital One Financial Corporation Amended and Restated 2002 Associate Stock Purchase Plan (incorporated by reference to the Proxy Statement for the 2017 Annual Stockholder Meeting of the Corporation, filed on March 21, 2017).

*	Filed herewith.